Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

BRIDGELINE DIGITAL, INC.,

as Purchaser

SEEVOLUTION, INC.,

and

CELEBROS, INC.,

and

ELISHA GILBOA

Collectively, as Seller

February 13, 2019

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of this 13 day of February, 2019 by and between Bridgeline Digital, Inc., a Delaware corporation, (“Purchaser”) and Seevolution, Inc a Delaware corporation, (“Seevolution”), Celebros, Inc., a Delaware corporation and Elisha Gilboa, an individual (“Celebros”, “Elisha Gilboa” collectively with Seevolution, “Seller”). Purchaser, and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

Recitals

WHEREAS, the Board of Directors of Purchaser and the Board of Directors of Seller and the shareholders of Seller, have approved the sale of the Purchased Assets (as defined herein), such Purchased Assets constituting all of the tangible and intangible personal property and assets that are used or held for use by Seller in connection with e-commerce site search, merchandizing and navigation conversion technologies for online retailers (the “Business”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain assets and assume certain liabilities of Seller for the consideration and on the terms set forth in this Agreement (the “Transaction”); and

WHEREAS, each of the Parties to the Agreement desires to make certain representations, warranties, and agreements in connection with the Transaction between the Parties and to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1.     Sale and Purchase of Assets. At the Closing (as defined in Section 1.6 hereof) and subject to and upon the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver or cause to be sold, conveyed, transferred, assigned and delivered to Purchaser, and Purchaser will purchase from Seller, free and clear of all liens, charges, claims, pledges, security interests and encumbrances (“Liens”), the Assets (as hereinafter defined). The term “Assets” shall mean all of Seller’s right, title and interest in and to, as of the Closing, all of the assets and properties, whether tangible or intangible, wherever situated, and whether or not specifically referred to in any instrument or conveyance delivered pursuant hereto, that are identified on Schedule 1.1 hereto, and which shall specifically include all equity interests owned by Seller in any Subsidiary free and clear of all Liens. The Assets include all of the assets and properties of the Business other than the Excluded Assets (as defined in Section 1.2 hereof).

1.2.     Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, Seller shall retain, as of and following the Closing, all of Seller’s right, title and interest in and to all of the assets and properties, whether tangible or intangible, wherever situated and whether or not specifically referred to herein or in any instrument or conveyance delivered pursuant hereto, that are identified on Schedule 1.2 hereto (the “Excluded Assets”).

1.3.     Purchase Price; Adjustment to Purchase Price.

(a)     Purchase Price. In exchange for the Assets, and subject to the terms and conditions contained in this Agreement, on the Closing Date, Purchaser agrees to: (a) pay to Seller Four Hundred Thousand Dollars ($400,000) via wire transfer to an account designated by Seller plus Ten Thousand Dollars ($10,000) every month for ten (10) months beginning on April 30, 2019 and ending January 31, 2020 totaling One Hundred Thousand Dollars ($100,000) (the “Cash Consideration”); and (b) instruct its transfer agent to issue to Seller (or at Seller’s direction, to Seller’s shareholders) Two Million (2,000,000) shares of restricted common stock of Purchaser, $0.001 par value per share (with Purchaser’s common stock referred to herein as the “Purchaser Stock” and the 2,000,000 shares referred to as the “Stock Consideration” and together with the Cash Consideration, the “Purchaser Price”). For purposes of this Agreement, the term “Effective Price” shall mean the volume weighted average closing price for Purchaser Common Stock as reflected on the Nasdaq Capital Market exchange for the 15-day trading period ending on the trading day immediately preceding the Closing Date. The Purchaser Stock shall be restricted as set forth in Section 5.6 below. The Purchase Price shall be reduced of any Deferred Revenue (as defined below) as set forth in Section 1.3(b). Seller is solely responsible to disperse any and all Cash Consideration and Stock Consideration to the appropriate shareholders.

(b)     Adjustments for Deferred Revenue; Accounts Receivable; and Accounts Payable. “Deferred Revenue” shall mean amounts recorded on Exhibit C as amounts received from customers from Seller prior to the Closing for services not yet performed by Seller subsequent to the end of the calendar month for which the Closing. If at any time after the Closing, Purchaser shall receive credible evidence from customers of Seller that the Deferred Revenue listed on Exhibit C is more than $5,000 less than the actual amount received by Seller for services not yet performed, then the Cash Consideration shall be reduced by such deficit (the “Excess Pre-Collections”) and Purchaser shall be able to offset any payments still owed to Seller by the amount of the Excess Pre-Collections. Notwithstanding the preceding sentence, immediately upon being informed of the possibility of any Excess Pre-Collections, Purchaser shall inform Seller the nature of such claim and Seller shall be given a reasonable time to dispute such client’s claim as to Deferred Revenue.

1.4.     Allocation of Purchase Price. Schedule 1.4 to this Agreement sets forth in detail the total purchase price allocation. Purchaser and Seller agree to prepare and file their respective tax returns in a manner consistent with the allocation of the purchase price set forth on such schedule. Each of Purchaser and Seller shall file, in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), an asset allocation statement on Form 8594 with its respective federal income tax return for the tax year in which the Closing Date occurs and shall provide the other Party with a copy of the Form 8594 being filed.

1.5.     Assumption of Liabilities. Subject to the terms and conditions contained in this Agreement, in addition to the Purchase Price, Purchaser shall, at the Closing, assume and agree to pay or perform, or cause to be paid or performed, as they become due or payable, only those liabilities, duties and obligations identified on Schedule 1.5A hereto (the “Assumed Liabilities”). Other than as set forth above, Purchaser shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Purchaser, of any liabilities, obligations, or undertakings of Seller of any nature whatsoever, whether fixed or contingent, known or unknown. Seller shall be responsible for all of the liabilities, obligations and undertakings not specifically assumed by Purchaser, including, without limitation, the excluded liabilities identified on Schedule 1.5 hereto (the “Excluded Liabilities”).

1.6.     Closing. The closing (the “Closing”) of the Transaction contemplated by this Agreement shall take place on a date and time to be specified by Purchaser and Seller (the “Closing Date”), at the offices of Purchaser. The Seller need not be physically present at the Closing in order to consummate the Transaction contemplated herein. The Parties agree that the execution and delivery of this Agreement and all ancillary agreements may take place by means of .pdf signature pages with original signature pages to follow.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND ELISHA GILBOA

In order to induce Purchaser to enter into this Transaction, Seller and Elisha Gilboa jointly and severally represent and warrant to Purchaser that, except as set forth in the disclosure schedules of Seller (the “Disclosure Schedules”), the statements made in this Article II are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedules will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article II and the disclosure in any paragraph shall qualify other sections in this Article II to the extent that it is apparent from a reading of such disclosure that it also qualifies or applies to such other sections. Whenever in this Article II the term “to the knowledge of Seller” is used, it shall mean the actual knowledge of Mr. Joseph Shemesh and Mr. Elisha Gilboa after reasonable inquiry.

2.1.     Organization and Corporate Power. Each of Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware and has the power and authority to carry on its business as presently conducted. There is no other jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on Seller. For purposes of this Agreement, the term “Material Adverse Effect”, when used with respect to a Party to this Agreement, means a material adverse effect upon the results of operations, financial condition, assets, liabilities, intellectual property, tangible properties or business of such entity, taken as a whole.

2.2.     Authorization to Execute and Perform Agreements. (a) Seller has the right, power and legal capacity and has taken all necessary legal, director and shareholder action required for the due and valid authorization, execution, delivery and performance by Seller of this Agreement and any other agreement or instrument executed by Seller in connection herewith (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated herein or therein. This Agreement is, and to the extent that Seller is a party thereto, each of the Transaction Documents is, a valid and binding obligation of Seller enforceable in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles; and (b) Elisha Gilboa has the legal right, power and capacity to enter into, execute and deliver the Transaction Documents to which he is a party and to perform his obligations under the Transaction Documents to which he is a party. The Transaction Documents to which Elisha Gilboa is a party have been duly executed and delivered and are the valid and binding obligation of Elisha Gilboa enforceable in accordance with their terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency or other similar Laws now or hereafter in effect generally affecting the enforcement of creditors’ rights.

2.3.     No Conflicts. Except as set forth on the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller does not and will not violate, conflict with, result in a breach of or constitute a default under (or which with notice or lapse of time, or both, would constitute a breach of or default under), or result in the creation of any lien, security interest or other encumbrance under (a) any note, agreement, contract, license, instrument, lease or other obligation to which Seller is a party or by which Seller is bound, and for which Seller has not previously obtained a written waiver of such breach or default, which waiver has been delivered to Purchaser, except where such violation would not have a Material Adverse Effect on Seller, (b) any judgment, order, decree, ruling or injunction known and applicable to Seller, (c) any statute, law, regulation or rule of any governmental agency or authority, or (d) the certificate of formation, by-laws, organizational documents or equivalent documents of Seller (collectively, the “Seller Charter Documents”). This Agreement and the transactions contemplated hereby have been unanimously approved by Seller’s Board of Directors and approved by Seller’s shareholders as required by the Seller Charter Documents, and do not require any further legal action or authorization, and are not and will not be subject to any right of first refusal, put, call or similar right.

2.4.     Government Approvals. No consent, approval, license, order or authorization of, or registration, qualification, declaration, designation, or filing (each a “Consent”) with any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency (each a “Governmental Entity”), is or will be required on the part of each of Seller and its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and any other agreements or instruments executed by Seller in connection herewith or therewith, the failure of which would have a Material Adverse Effect on Seller.

2.5.     Authorized and Outstanding Equity Interests. The Disclosure Schedule sets forth the issued and outstanding equity interests of Seller, all of which are validly issued and outstanding, and all options and warrants or similar rights to acquire equity interests of Seller. Such equity interests are all of the issued and outstanding equity interests, actual or contingent, in Seller and are validly issued. Except as set forth in the Seller Charter Documents or on the Disclosure Schedule, there are no voting agreements, voting trusts, registration rights, rights of first refusal, preemptive rights, buy-sell agreements, co-sale rights, or other restrictions applicable to any equity interests in Seller. All of the issued and outstanding equity interests in Seller were issued in transactions complying with or exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state “blue sky” laws.

2.6.     Subsidiaries. Celebros is a wholly owned subsidiary of Seevolution. Celebros B.V. (Netherlands) is a wholly owned subsidiary of Celebros. Other than the preceding, Seller does not have any subsidiaries. Except as set forth on the Disclosure Schedule, or in the Seller Financial Statements, Seller does not have any investment or other interest in, or any outstanding loan or advance to or from, any person or entity, including, without limitation, any officer, director or shareholder.

2.7.     Financial Information. Seller has previously delivered to Purchaser the unaudited trial balance sheet of Seller for the years ending 2015, 2016 a 2017, and Seller’s customer accounts receivables and aging report (collectively, the “Annual Seller Financial Statements”). The Annual Seller Financial Statements present fairly, in all material respects, the financial condition and results of operations of Seller as of and for the relevant periods and have been prepared from, and are consistent with, the books and records of Seller. Except as set forth on the Disclosure Schedule, Seller has no liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Annual or Interim Seller Financial Statements that is reasonably likely to materially and adversely affect the financial condition of Seller. Except as set forth in the Seller Financial Statements or on the Disclosure Schedule, since January 31, 2019 (the “Balance Sheet Date”), (i) there has been no change in the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations, affairs or prospects of Seller except for changes in the ordinary course of business which, in the aggregate, would not have a Material Adverse Effect, and (ii) none of the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations, affairs or prospects of Seller have been materially adversely affected by any occurrence or development, in the aggregate, whether or not insured against.

2.8.     Events Subsequent to the Annual Seller Financial Statements. Except as set forth on the Disclosure Schedule, or in the Seller Financial Statements, since the Balance Sheet Date, Seller has not, in excess of $15,000 (i) issued any equity interest, (ii) borrowed any amount or incurred or become subject to any material liability (absolute, accrued or contingent), except liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Seller Financial Statements and incurred in the ordinary course of business, (iv) declared or made any payment, other than ordinary payments of compensation in amounts consistent with the historic levels, or distributions to stockholders or purchased or redeemed any Shares or other equity interests, except for the exercise of stock options or similar rights, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable or such liabilities or obligations which would not have a Material Adverse Effect on Seller, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any material debt or claim, except in the ordinary course of business, in an individual amount in excess of $10,000, or $20,000 in the aggregate, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements entered into in the ordinary course of business, in an individual amount in excess of $10,000, or $20,000 in the aggregate, (viii) suffered any material loss of property or knowingly waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation, (x) made any material change in the manner of business or operations of Seller, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

2.9.     Litigation. There is no litigation or governmental proceeding or investigation, pending or, to Seller’s knowledge, threatened, against Seller or affecting any of Seller’s properties or assets, or against any director, officer, key employee, or present shareholder of Seller in his or her capacity as such, nor to Seller’s knowledge has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted. To Seller’s knowledge, Seller is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, except for such order, writ, injunction, decree, ruling or decision which would not have a Material Adverse Effect on Seller.

2.10.   Compliance with Laws and Other Instruments. Except as set forth on the Disclosure Schedule, Seller is in compliance with the Seller Charter Documents, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute and regulation by which it is bound or to which its properties are subject and where non-compliance would not have a Material Adverse Effect on Seller.

2.11.   Taxes.

(a)     The term “Taxes” as used in this Agreement means all federal, state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes. The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns. “Tax Authority” means any governmental authority responsible for the imposition of any Tax.

(b)     The Seller has timely filed all Tax Returns required to be filed by it and has paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which Seller is obligated to withhold for amounts paid or owing to employees, creditors and third parties. All Tax Returns filed by Seller were complete and correct in all material respects. Except as set forth on the Disclosure Schedule, none of the Tax Returns filed by Seller or Taxes payable by Seller have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Seller, threatened. Except as set forth on the Disclosure Schedule, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes with respect to Seller, as of the Closing Date, are set forth in the Seller Financial Statements or in the Disclosure Schedule.

(c)     To the best of Seller’s knowledge, no circumstances exist or have existed which would constitute grounds for assessment against Seller of any tax liability with respect to any period for which Tax Returns have been filed

(d)     Seller is not a party to any Tax sharing agreement or similar arrangement. Seller has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller), and Seller has no liability for the Taxes of any Person. “Person” shall mean an individual or entity, including a partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity (or any department, agency, or political subdivision thereof).

(e)     There are no liens for Taxes upon any of the assets. The unpaid Taxes of Seller did not, as of December 31, 2018, exceed by any material amount the accrual for current Taxes (as opposed to any accrual for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Annual Seller Financial Statements, and will not exceed by any material amount such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns. Seller has not incurred any liability for Taxes from January 1, 2019 through the Closing Date other than in the ordinary course of business consistent with past practice. Seller is not obligated to file any Tax Return in any jurisdiction (whether foreign or domestic) other than those jurisdictions in which it currently files Tax Returns.

(f)     Each Plan (as defined in Section 2.21) that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 since January 1, 2005 and Seller does not have, and does not expect to have any future, Tax withholding obligation in respect of Section 409A under any Plan.

(g)     Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code).

(h)     Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2) of the Code.

2.12.   Real Property.

(a)     The Disclosure Schedule sets forth the addresses and uses of all real property that Seller owns, leases or subleases, and any lien or encumbrance on any such owned real property or Seller’s leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the rental obligations of the lessee thereunder.

(b)     There are no defaults by Seller under any existing leases, subleases or other contractual obligations pertaining to real property that Seller owns, leases or subleases, and to the knowledge of Seller, by any other party, which might curtail in any material respect the present use of Seller’s property listed on the Disclosure Schedule.

2.13.   Assets. Seller is the true and lawful owner and has good title to the Assets, free and clear of all Liens. Upon execution and delivery by Seller to Purchaser of the instruments of conveyance referred to herein, Purchaser will become the true and lawful owner of, and will receive good title to, the Assets free and clear of all Liens. The Assets include all of the properties and other assets necessary for Seller to conduct the Business as presently conducted and as presently proposed to be conducted and constitute all assets used by Seller in the Business. Each tangible Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is presently used.

2.14.   Intellectual Property.

(a)     The Disclosure Schedule lists all (i) patented or registered Intellectual Property (as defined herein) owned by Seller in connection with the Business, (ii) pending patent applications and applications for registrations of other Intellectual Property filed by or on behalf of Seller in connection with the Business, (iii) domain names and Internet websites maintained solely by or on behalf of Seller in connection with the Business, (iv) all products and services of Seller currently being licensed, offered, or sold or that are currently being developed, and (v) computer software programs (other than “off-the-shelf’ software applications) that are owned or licensed by Seller in connection with the Business. The Disclosure Schedule also contains a complete and accurate list of all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller or any other person is authorized to use the Intellectual Property owned by Seller and all licenses, sublicenses and other agreements granted by any third party to Seller in connection with the Business with respect to any Intellectual Property (other than “off-the-shelf’ software applications).

(b)     Seller owns all right, title and interest in and to all Intellectual Property that it purports to own as described on the Disclosure Schedule (in each case free and clear of all Liens). To Seller’s knowledge, there have been no written claims made against Seller asserting the invalidity, misuse or unenforceability of any of such Intellectual Property or asserting that the conduct by Seller of the Business has infringed or misappropriated any Intellectual Property of any other person. To Seller’s knowledge, the Intellectual Property owned by Seller has not been infringed or misappropriated by any other person. The consummation of Transaction will not have a Material Adverse Effect on any Intellectual Property owned by Seller.

(c)     Seller owns or has the rights to use all Intellectual Property necessary to operate Seller’s internal systems that are material to the business or operations of Seller, including without limitation, computer hardware systems, software applications and embedded systems (the “Seller Internal Systems”). None of the Seller Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.

(d)     For purposes of this Agreement, “Intellectual Property” means any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, domain name, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, customer list, franchise, system, software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset, in each case relating to the Business.

2.15.   Agreements of Directors, Officers, Employees and Consultants. To Seller’s knowledge, no current or former officer or employee of or consultant to Seller is in violation of any term of any employment contract, non-competition agreement, non-disclosure agreement or other contract or agreement containing restrictive covenants relating to the conduct of any such current or former shareholder, officer, employee, or consultant or otherwise relating to the use of trade secrets or proprietary information of others by any such person. Joseph Shemesh currently serves as a director, the President, Chief Executive Officer and Secretary of Seevolution and as sole director, President and Chief Executive Officer of Celebros. Bruce Epstein serves as Secretary of Celebros. The preceding are the only current officers of Seller, and were duly elected and are presently serving as such officer or director. Other directors of Seevolution are Elisha Gilboa and Josef Gorowitz whom have been duly elected and are presently serving as directors. Set forth on the Disclosure Schedule is a list of all current employees of Seller. Except as set forth on the Disclosure Schedule, or in the Seller Financial Statements, since January 1, 2018, Seller has not paid or become committed to pay any bonus or similar additional compensation to any officer, director or employee of Seller.

2.16.   Governmental Licenses. Seller has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for Seller to conduct its Business as presently conducted. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be Materially Adversely Affected by the consummation of the Transaction contemplated by this Agreement or any of the Transaction Documents.

2.17.   List of Material Contracts and Commitments. The Disclosure Schedule sets forth a complete and accurate list of all material contracts to which Seller is a party or by or to which any of its assets or properties are bound or subject. As used on the Disclosure Schedule, the phrase “Seller Material Contract” means and includes every material agreement or material understanding of any kind, written or oral, which is legally enforceable by or against Seller, and specifically includes without limitation (a) contracts and other agreements with any current or former manager, officer, employee, consultant or member or any partnership, company, joint venture or any other entity in which any such person or entity has an interest; (b) agreements with any labor union or association representing any Seller employee; (c) contracts and other agreements for the provision of services other than by employees of Seller which entail a reasonably foreseeable financial consequence to any contracting party of at least $15,000; (d) bonds or other security agreements provided by any party in connection with the Business; (e) contracts and other agreements for the sale of any of the assets or properties of Seller other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of said assets or properties; (f) joint venture agreements relating to the assets, properties or Business of Seller or by or to which any of its assets or properties are bound or subject; (g) contracts or other agreements under which Seller agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to any indebtedness of Seller; or (i) any other contract or other agreement whether or not made in the ordinary course of business and involving a reasonably foreseeable financial consequence to any contracting party of at least $15,000. Seller has made available to Purchaser true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Except as set forth on the Disclosure Schedule, each of the contracts listed on the Disclosure Schedule is in full force and effect. Seller is not in breach of any of the material provisions of any such Seller Material Contract, nor, to the best knowledge of Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default of a material provision thereunder, except for any such breach or default that individually and in the aggregate would not have a Material Adverse Effect on Seller. Seller has performed in all material respects all obligations required to be performed by it under each such contract as of the Closing.

2.18.   Accounts Receivable. The Disclosure Schedule sets forth a full and complete list of Seller’s accounts receivable as of January 31, 2019 for services provided to customers prior to January 31, 2019. Except as set forth on the Disclosure Schedule, all accounts receivable reflected on the Seller Financial Statements, and all accounts receivable arising subsequent to the date of such balance sheets, have arisen in the ordinary course of business and represent valid obligations owing to Seller. Except as set forth on the Disclosure Schedule, to the best knowledge of Seller, none of Seller’s receivables are subject to any claim of offset, recoupment, setoff or counterclaim and Seller has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables is contingent upon the performance by Seller of any obligation or contract other than normal warranty repair and replacement. No person has any lien on any such receivables and no agreement for deduction or discount has been made with respect to any such receivables. Except as set forth on the Disclosure Schedule, to the best knowledge of Seller, all of Seller’s accounts and notes receivable reflected on the Seller Financial Statements and all accounts and notes receivable arising subsequent to the date of such balance sheets are collectible in full by Seller in the ordinary course of business.

2.19.   Inventory. The Disclosure Schedule hereto sets forth a true and correct list of all inventory of each of Seller, including supplies, raw materials and work in process and finished goods, as of the date specified on such Disclosure Schedule. To the knowledge of Seller, all inventories included within the Assets are of a quality and quantity usable and salable in the ordinary course of the Business.

2.20.   Insurance Coverage. The Disclosure Schedule hereto contains an accurate summary of the insurance policies currently maintained by each of Seller. Except as described on the Disclosure Schedule, there are currently no claims pending against either Seller pursuant to any insurance policy currently in effect and covering the property, the business or the employees of Seller.

2.21.   Employee Matters. Except as set forth on the Disclosure Schedule, neither Seller nor any person that together with Seller would be treated as a single employer (an “ERISA Affiliate”) under Section 414 of the Code has established or maintains or is obligated to contribute to (a) any bonus, severance, stock option, or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (written or oral), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All such plans (individually, a “Plan” and collectively, the “Plans”) have been operated and administered in all material respects in accordance with their terms, as applicable, with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No act or failure to act by Seller has resulted in, nor does Seller have knowledge of a non-exempt “prohibited transaction” (as defined in ERISA) with respect to the Plans. Neither Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to any Plan subject to Title IV of ERISA. With respect to the employees and former employees of Seller, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code. Seller has funded, or made adequate reserves for, the full amounts of the employer contributions that are required under the terms of said plan to be paid by Seller with respect to the year ended December 31, 2017 and the period from and including January 1, 2018 through and including the Closing Date.

2.22.   Customers. Except as set forth on the Disclosure Schedule:

(a)     The relationships of Seller with its significant customers are good commercial working relationships and no significant customer of Seller has canceled or otherwise terminated, or to Seller’s knowledge, threatened to cancel or otherwise to terminate any contract with Seller prior to the end of its term and, to Seller’s knowledge, the consummation of the transactions contemplated hereby will not materially adversely affect the relationship of Purchaser with any such customer.

(b)     To Seller’s knowledge, no supplier or customer has notified Seller that it intends to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller, or its usage or purchase of the services of Seller, and, to Seller’s knowledge, the consummation of the transactions contemplated hereby will not materially adversely affect the relationship of Purchaser with any such supplier.

2.23.   Brokers or Finders. Except as set forth herein, no person or entity has or will have, as a result of the actions of Seller have any right, interest or claim against or upon Seller for any commission, fee or other compensation as a finder or broker arising from the transactions contemplated by this Agreement. Seller has engaged Bois Capital, LLC as a broker in the Transaction and shall be solely responsible for any and all fees associated with such engagement.

2.24.   Transactions with Insiders. Except as set forth on the Disclosure Schedule, there are no currently outstanding loans, leases or other contracts between Seller and any officer or director of Seller, or any person or entity owning five percent (5%) or more of the total number of Shares, or any respective family member or affiliate of any such officer, director or shareholder.

2.25.   Privacy and Data Collection. Seller has at all times complied with all laws and regulations relating or applicable to privacy, publicity, data protection, collection, storage, transfer, release and use of personal information and user information gathered or accessed in the course of the business and operations of Seller. Seller has at all times complied in all material respects with all rules, policies and procedures established by Seller from time to time with respect to privacy, publicity, data protection, collection, storage, transfer and use of personal information and user information gathered or accessed in the course of the business and operations of Seller (collectively, the “Seller Privacy Policies”), noncompliance with which would result in a Material Adverse Effect on Seller. No claims have been asserted or, to the knowledge of Seller, threatened against Seller by any Person or governmental entity alleging a violation of such Person’s, or any other Person’s, privacy, publicity, personal or confidentiality rights under any such laws, or a breach or other violation of any of the Seller Privacy Policies, where such violation would have a Material Adverse Effect on Seller. Seller has taken commercially reasonable measures (including but not limited to, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that personal and consumer information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of Seller, there has been no unauthorized access to, use, modification, disclosure or other misuse of such information. Neither the execution, delivery nor performance of this Agreement or the consummation of the transaction contemplated hereby shall result in any breach or violation of the Seller Privacy Policies or violate any Law with respect to such data or information.

2.26.   Solvency. Seller has no knowledge of any facts or circumstances which may cause it to file for reorganization or liquidation or to have filed against it any proceeding under the bankruptcy or reorganization laws of any jurisdiction within eighteen (18) months from the Closing Date.

2.27.   Disclosure. Neither the representations or warranties made by Seller in this Agreement, nor the Disclosure Schedule or any other certificate executed and delivered by Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Seller to enter into this Transaction, Purchaser represents and warrants to Seller that the statements made in this Article III are true and correct as of the date hereof, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1.     Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in corporate good standing in the State of Delaware and has the power and authority to carry on its business as presently conducted. Purchaser is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified will not have a Material Adverse Effect on Purchaser. Each subsidiary of Purchaser is a corporation duly organized, validly existing and in corporate good standing under the laws of its jurisdiction of incorporation.

4.2.     Authority. This Agreement, and to the extent Purchaser is a party to the Transaction Documents, each of the Transaction Documents, has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles. Purchaser has the right, power and authority to enter into this Agreement and to carry out the terms and provisions of this Agreement, and to enter into and carry out the terms of all agreements and instruments required to be delivered by Purchaser by the terms of this Agreement, without obtaining the consent of any third parties or authorities. This Agreement and the Transaction contemplated hereby have been unanimously approved by the Board of Directors of Purchaser and no additional corporate action or authorization is required by Purchaser in connection with the consummation of the Transaction contemplated by this Agreement.

4.3.    No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the Transaction contemplated hereby and thereby by Purchaser, and compliance with the provisions hereof, do not and will not: (a) violate, conflict with or result in a breach of any provision or constitute a default under (i) the Certificate of Incorporation or By-laws of Purchaser (the “Purchaser Charter Documents”), or (ii) any contract or agreement to which Purchaser is a party or to which the assets or business of Purchaser may be subject, except where such violation would not have a Material Adverse Effect on Purchaser; or (b) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the assets, properties or business of Purchaser, except where such violation would not have a Material Adverse Effect on Purchaser.

4.4.     Government Approvals. No Consent with any Governmental Entity is or will be required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents and any other agreements or instruments executed by Purchaser in connection herewith or therewith, the failure of which would have a Material Adverse Effect on Purchaser.

4.5.     SEC Filings. Since July 5, 2007, Purchaser has filed all reports, registrations, prospectuses, schedules, forms, statements and other documents (including all exhibits to any of the foregoing), together with any required amendments thereto, that Purchaser is required to file with the Securities Exchange Commission (“SEC”), including forms 10-K, 10Q, 8-K and proxy statements (collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports (i) were prepared in compliance with the requirements of the Securities Act and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6.    Solvency. Purchaser is not insolvent and will not become insolvent as a direct result of entering into this Agreement and the other Transaction Documents, including without limitation the commitment to perform the obligations to deliver cash and shares under the terms and conditions set forth herein.

4.7.     No Brokers or Finders. No person or entity has or will have, as a result of the actions of Purchaser, any right, interest or claim against or upon Purchaser for any commission, fee or other compensation as a finder or broker arising from the transactions contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.     Employee Matters.

(a)     Except as stated specifically below, nothing contained herein will be considered as requiring Seller or Purchaser to continue the employment of any employee for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. Except as otherwise set forth herein, it is specifically understood that continued employment with Seller or employment with Purchaser is not offered or implied for any employees of Seller.

(b)     Existing Employees. Purchaser agrees that the following employees and/or consultants of Seller shall receive at a minimum six (6) weeks’ severance (at the higher of their salary as of the Closing Date or as of any departure date from Purchaser) in the case of their separation from Purchaser for any reason: Therese Clementi, Davina Mosheyoff Johnson, Erwin Segal, and Anat Shadmi. In addition, the following employees and/or consultants of Seller shall receive at a minimum four (4) weeks’ severance (at the higher of their salary as of the Closing Date or as of any departure date from Purchaser) in the case of their separation from Purchaser for any reason: Liza Sarfati and Orit Barr. The preceding persons (the “Existing Employees”) shall continue to earn severance amounts above the preceding amounts based on Purchaser’s customary severance policy1. Purchaser shall not be obligated to provide any severance to any of the Existing Employees in the event of Termination for Cause as defined in the following paragraph:

(c)     Termination for Cause. Any of the Existing Employee’s employment hereunder may be terminated for Cause. "Cause" is conduct, as determined by the Chief Executive Officer of Purchaser, or his designee, involving one or more of the following: (i) gross misconduct by the Existing Employee; or (ii) the willful disregard of the rules or policies of Purchaser, provided that Purchaser must provide Existing Employee with written notice from Purchaser of such willful disregard of the rules or policies of Purchaser and Existing Employee fails to cure (if curable) such willful disregard of the rules or policies of Purchaser within five (5) business days of such notice; or (iii) the violation of any noncompetition or nonsolicitation covenant with, or assignment of inventions obligation to, Purchaser; or (iv) the formal charge of the Existing Employee of a felony; or (v) the commission of an act of embezzlement, fraud or breach of fiduciary duty against Purchaser (vi) engagement in a specific act or pattern of behavior which, in the reasonable opinion of Purchaser, impugns the reputation of Purchaser or which creates an environment materially non-conducive to the growth and development of Purchaser, (vii) the failure of the Existing Employee to perform in a material respect his employment obligations as set forth in his employment agreement without proper cause and the continuation thereof after delivery to Existing Employee of written notice from Purchaser specifying in reasonable detail the nature of such failure. For purposes of this Section, no act, or failure to act, on the Existing Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Purchaser.

1 Erwin Segal, Anat Shadmi, Liza Sarfati and Orit Barr are technically employees of Celebros, Ltd., Israel (“Celebros Israel”) which currently provides independent consulting services to Seller.  In the case of any termination of their services, amounts owed to them will be invoiced by and paid to Celebros Israel who shall pay such amounts to its employees.

(d)     Additional Agreements. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser with full title to all properties, assets, rights, approvals, immunities and franchises of Seller, the Parties will take all such necessary action.

5.2.    Public Announcements. Except as may be required by law or stock market regulations, neither Purchaser nor Seller will disseminate any press release or other announcement concerning this Agreement or the Transaction contemplated herein to any third party (except to the managers, directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the Transaction contemplated under this Agreement, or to the attorneys, advisors and accountants of the parties hereto) without the prior written agreement of Purchaser and Seller.

5.3.    Confidentiality. Seller and Purchaser have previously entered into a Non-Disclosure Agreement dated as of June 4, 2018 (the “Confidentiality Agreement”) concerning each Party’s obligations to protect the confidential information of the other Party. Seller and Purchaser each hereby affirm each of their obligations under such Confidentiality Agreement.

5.4.    Benefit Plans.      As soon as administratively practicable after the Closing Date and to the extent allowable under the Purchaser Benefit Plans (as defined below), Purchaser shall take all reasonable action so that employees of Seller that become employees of Purchaser after the Closing Date shall be entitled to participate in each employee benefit plan, program or arrangement of Purchaser of general applicability (the “Purchaser Benefits Plans”) to the same extent as similarly-situated employees of Purchaser and its subsidiaries (it being understood that inclusion of the employees of Seller in the Purchaser Benefits Plans may occur at different times with respect to different plans).

5.5.     Restrictive Undertakings.

(a)     Noncompetition Covenant. The restrictive covenants set forth in this Section 5.5 are a material inducement for Purchaser to enter into this Agreement. For good and valuable consideration provided pursuant to this Agreement, the receipt and sufficiency of which is hereby acknowledged, Seller agrees that, during the Restrictive Period (as hereinafter defined), it shall not, directly or indirectly, (i) engage in any activities either on its own behalf or that of any other business organization (whether as principal, partner, shareholder, member, officer, director, stockholder, agent, joint venturer, consultant, creditor, investor or otherwise) which are in direct or indirect competition with or similar to the Business in the United States (the “Competitive Services”), (ii) undertake planning for an organization or offering of Competitive Services, or (iii) combine or collaborate with other employees or representatives of Purchaser or any third party for the purpose of organizing, engaging in, or offering Competitive Services. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that actions taken by the officers or managers of Seller following the consummation of the Transaction to perform their obligations in accordance with this Agreement hereof shall not violate the restrictive covenants set forth in this Section 5.5.

(b)     Nonsolicitation of Customers. Seller agrees that, during the Restrictive Period, it shall not directly or indirectly, either for itself or for any other person, corporation, partnership, limited liability company or any other business entity, service or supervise or assist the servicing or supervision of, divert or take away or attempt to divert or take away, or directly or indirectly call on or solicit or attempt to call on or solicit any of the Clients (as hereinafter defined) of Purchaser, or communicate, advise or consult with, write or respond to, or inform any such Client for the purpose of soliciting, selling or recommending Competitive Services, or otherwise attempt to induce any such Client to terminate, modify or reduce such Client’s relationship with Purchaser.

(c)     Nonsolicitation of Employees. Seller agrees that, during the Restrictive Period, it shall not directly or indirectly (including but not limited to, through the use of “headhunters,” recruiters or employment agencies, and whether on-line or off-line recruiting activities) or by action in concert with others, hire, recruit or otherwise induce or influence (or seek to induce or influence) any person who is or shall be hereafter engaged (as an employee, agent, independent contractor or otherwise) to terminate such Person’s employment or engagement, or employ or engage, seek to employ or engage, or cause any other Person, corporation, partnership, limited liability company or other business entity (whether for-profit or non-profit) to employ or engage or seek to employ or engage any such person. This restriction includes that Seller shall not (i) disclose to any third party the names, backgrounds or qualification of any of Purchaser’s employees or otherwise identify them as potential candidates for employment, or (ii) participate in any pre-employment interviews or consultations with such employee.

(d)     Definitions. For purposes of this Section 5.5, the term Purchaser shall include Purchaser and any of its subsidiaries, divisions or business units. For purposes of this Section 5.5, the term “Restrictive Period” shall mean the period commencing on the Closing Date and ending on the one-year anniversary thereof. For the purposes of this Section 5.5, “Client” shall mean any person or entity to which Purchaser has provided services to or made Proposals to at any time within the twelve (12) months preceding this Agreement or thereafter. For the purposes of this Section 5.5 “Proposal” shall mean any Client-specific, bona fide proposal for services that included a description of services, time line and proposed fees for the project.

(e)     Geographic Restrictions Reasonable. Seller expressly declares that the territorial and time limitations contained in this Section 5.5 are entirely reasonable and are properly and necessarily required for the adequate protection of the business, operations, trade secrets and goodwill of Purchaser and are given as an integral part of this Transaction, but for which Purchaser would not have entered into this Agreement. It is the desire and intent of Seller and Purchaser that the provisions of this Section 5.5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 5.5, including but not limited to, any territorial or time limitations set forth in this Section 5.5, shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, the provisions of this Section 5.5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, or to reduce said territorial or time limitations to such areas or periods of time as said court shall deem reasonable, such deletion or reduction to apply only with respect to the operation of this Section 5.5 in the particular jurisdiction in which such adjudication is made.

(f)     Rights Cumulative. The non-competition and non-solicitation provisions contained herein are in addition to, and not in limitation of, any rights that Purchaser may have under any other contract, law or otherwise. Seller acknowledges that the remedy at law for any breach of this Section 5.5 may be inadequate. Seller agrees that upon any such breach of this Section 5.5, Purchaser shall, in addition to all other available remedies (including but not limited to, seeking an injunction or other equitable relief), be entitled to injunctive relief without having to prove the inadequacy of the remedies available at law and without being required to post bond or other security.

(g)     Computation of Restrictive Period. All time periods in this Section 5.5 shall be computed by excluding from such computation any time during which Seller is in violation of any provision of this Section 5.5 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) in which action Purchaser seeks to enforce the agreements and covenants in this Section 5.5 or in which any person or entity contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement which is determined adversely against Seller or such other party.

(h)     Corporate Existence; Good Standing; No Dissolution. For a period of not less than twelve (12) months, or as otherwise agreed to by the Parties in writing, following the Closing, Seller (i) shall maintain its existence in good standing, perform its obligations and satisfy its liabilities when due, pay its Taxes when due, and maintain adequate cash and liquid assets to pay and perform its liabilities and obligations as they fall due and (ii) shall not resolve, agree or take any action to liquidate, wind-up or dissolve.

5.6.     Lock-Up Agreement.

(a)     Except as set forth in Section 5.6(b), Seller and each recipient of Purchaser Stock, acknowledges and agrees that, for a period of one (1) year subsequent to the Closing Date (the “Lock-Up Period”), he or it will not (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge, hypothecate, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, the Purchaser Stock; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Purchaser Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Purchaser Stock, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of the Purchaser Stock or any security convertible into or exercisable or exchangeable for the Purchaser Stock. The Seller and each recipient of Purchaser Stock further agrees not to enter into any private transaction involving the Purchaser Stock unless (i) Purchaser receives an opinion of counsel acceptable in form and substance to Purchaser to the effect that the proposed transaction is exempt from the registration requirements of the Act and (ii) the proposed transferee agrees to be bound by all the provisions in this Section 5.6 prior to any such private transaction. Notwithstanding anything to the contrary contained herein, the restrictions contained herein shall not apply to the transfer of the Purchaser Stock by Seller or any recipient to any trust, partnership or limited liability company for the direct or indirect benefit of such Seller or any recipient and/or the immediate family of such Seller or any recipient for estate planning purposes, provided that (i) the trustee of the trust, partnership or the limited liability company, as the case may be, agrees in writing to be subject to the restrictions of this Section 5.6 and (ii) any such transfer shall not involve a disposition for value.

(b)     The restrictions set forth in Section 5.6(a) shall terminate immediately upon the earlier to occur of the following events: (a) a Change in Control of Purchaser (as defined below), or (b) if Purchaser’s publicly traded common stock (as adjusted by any stock splits, recapitalization, or other similar adjustments) closes above $1.00 for ten (10) consecutive trading days. For purposes of this Section 5.6(b), a “Change in Control” will be deemed to have occurred if through one or more transactions after the Closing Date (other than the through the sale of the Purchaser’s common stock in open market transactions) any “person” (or persons), as such term is used in Section 13(d) and 14(d) the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Purchaser, any trustee or other fiduciary holding securities under an employee benefit plan of Purchaser, or any corporation owned directly or indirectly by the stockholders of Purchaser in substantially the same proportion as their ownership in stock of Purchaser) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Purchaser representing 50.1% or more of the combined voting power of Purchaser’s then outstanding securities.

5.7.     Preemptive Rights. From after the Closing Date of this Agreement until the Preemptive Rights Termination Date (as defined below), in the event Purchaser wishes at any time to offer and sell any equity rights in Purchaser (including warrants, debt or other rights convertible into equity of Purchaser) in connection with any financing transaction (other than in connection with a Change of Control as defined in Section 5.7(b) above) (a “Preemptive Event”), Purchaser shall deliver written notice to Seller (or those persons that have received Purchaser Stock directly from Seller as permitted by Section 5.8(a) (in either event, a “Seller Shareholder”)) (a “Preemptive Notice”), which Preemptive Notice shall be delivered on or before ten (10) business days prior to the anticipated closing of the Preemptive Event, and shall set forth the terms and conditions of such proposed financing; provided, however, no Seller Shareholder shall be entitled to receive a Preemptive Notice unless such Seller Shareholder beneficially owns Purchaser Stock equal to at least 4.0% of the issued and outstanding shares of common stock of Purchaser on the date of the Preemptive Event.  A Seller Shareholder entitled to a Preemptive Notice shall have the right to subscribe for and purchase a number of such shares of common stock determined by multiplying the total number of shares offered in the financing by a fraction, the numerator of which shall be the number of shares of Purchaser Stock, as adjusted by any stock splits, recapitalization, or other similar adjustments, and the denominator of which shall be the total number of shares of common stock of Purchaser issued and outstanding as of the date of such Preemptive Notice (the “Purchaser Allocation”). Such right shall be exercised by the Seller Shareholder by giving written notice of acceptance to the Purchaser within the later of (i) five (5) business days after the receipt of the Preemptive Notice from the Purchaser (ii) or five (5) business days prior the expected closing date of the Preemptive Event. In the event the Seller Shareholder exercises such right it shall subscribe, purchase and pay for such Purchaser Allocation of common stock on the terms and conditions set forth in the Preemptive Notice, on the purchase date set forth in the Preemptive Notice. For purposes of this Section 5.7, the Preemptive Rights Termination Date shall be the date that no Seller Shareholder owns at least 4% of the of the issued and outstanding shares of common stock of Purchaser or four (4) years, whichever comes first.

5.8.     Purchaser Stock Recipient Representations. Seller represents that its present intention is to acquire the shares of Purchaser Stock that may be issued in connection with this Agreement for his or its own account and that such Purchaser Stock is being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof. Seller represents that it has had an opportunity to ask questions of and receive answers from the authorized representatives of Purchaser and to review any relevant documents and records concerning the business of Purchaser and the terms and conditions of this investment and that any such questions have been answered to Seller’s satisfaction. Seller acknowledges receipt of the most recent Annual Report on Form 10-K of Purchaser and the most recent proxy statement relating to the meeting of stockholders of Purchaser. Seller acknowledges that it has been called to its attention that this investment involves a high degree of risk. Seller acknowledges that it can bear the economic risks of its investment in the Purchaser Stock and that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchaser Stock and protecting its own interests in connection with this investment. Except as set forth on the Disclosure Schedule attached hereto, Seller hereby represents and warrants to Purchaser that it is an “accredited investor” as such term is defined under Section 501(a) of Regulation D promulgated under the Securities Act. Seller understands that the Purchaser Stock to be issued in connection with the transactions contemplated hereby has not been registered under the Securities Act and that such shares must be held indefinitely unless a subsequent disposition thereof is permitted under the Securities Act or is exempt from such registration. Seller further represents that it understands and agrees that until transferred as herein provided, or transferred pursuant to the provisions of Rule 144 of the Securities Act, all certificates evidencing the Purchaser Stock that may be issued hereunder shall bear a legend (and Purchaser will make a notation on its transfer books to such effect) prominently stamped or printed thereon reading substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

5.9.    Securities Laws Filings. Upon the Closing Date, Seller will enter into an engagement (“SEC Filings Engagement”) with legal counsel of Purchaser’s election, for the sole purpose of making up to four (4) filings each year until the termination of the Lock-Up Period as required in connection with Seller’s ownership of the Purchaser Stock (or ownership by any shareholders of Seller receiving Purchaser Stock) including but not limited to filings required by Sections 13d, 13g and Section 16 of the Exchange Act and rules promulgated thereunder. Purchaser shall pay, on behalf of Seller, the fees associated with the SEC Filings Engagement. This SEC Filings Engagement shall end once the Lock-Up Period has ended.

5.10.   Deferred Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any assumed agreement or any claim, right, or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach thereof or would otherwise constitute an event of default thereunder. If any such consent is not obtained prior to Closing (each a “Deferred Consent”), or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Purchaser would not receive all such rights and benefits, then (i) Seller and Purchaser will cooperate to obtain such Deferred Consents as soon as practicable to the extent feasible; provided that Purchaser shall not have any obligation (A) to pay any fees or deliver any other consideration to any Person to obtain any Deferred Consent or (B) agree to any adverse change in any Assumed Agreement in order to obtain a Deferred Consent, and (ii) until such Deferred Consent is obtained, Seller and Purchaser will cooperate in all reasonable respects to provide to Purchaser the rights and benefits under the Assumed Agreement to which such Deferred Consent relates. In particular, in the event that any such Deferred Consent is not obtained prior to Closing, then, to the extent permitted and reasonably possible, Purchaser and Seller shall enter into lawful and commercially reasonable arrangements (including subleasing or subcontracting if permitted) to provide to Purchaser the economic and operational equivalent of having obtained such Deferred Consent and having assigned or transferred such Assumed Agreement, including enforcement for the benefit of Purchaser of all claims or rights arising thereunder, and the performance by Purchaser of the obligations, to the extent rights and benefits thereunder are received, thereunder on a prompt and punctual basis.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.     Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of each Party to effect the Transaction will be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)     Governmental Approvals. All statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Transaction contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Transaction contemplated hereby.

(b)    No Restraints. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Transaction.

(c)    Stockholder Approval. This Agreement and the Transaction shall have been approved and adopted by the shareholders of Seller in accordance with the Seller Charter Documents.

6.2.     Conditions of Obligations of Purchaser. The obligations of Purchaser to effect the Transaction are subject to the satisfaction of the following conditions unless waived by Purchaser:

(a)     Representations and Warranties of Seller. The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Purchaser and/or (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and correct as of such date). Purchaser will have received a certificate signed by an authorized officer of Seller to such effect on the Closing Date.

(b)     Performance of Obligations of Seller. Seller will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and/or (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Purchaser, and Purchaser will have received a certificate signed by an authorized officer of Seller to such effect on the Closing Date.

(c)     No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect that has not been disclosed in the Seller Financial Statements or on the Disclosure Schedule shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could be expected to become or result in a Material Adverse Effect on Seller, and Purchaser will have received from Seller a certificate signed by Seller to such effect on the Closing Date.

(d)     Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Purchaser or Seller as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Purchaser’s ownership or operation of all or any portion of the Assets, or to compel Purchaser to dispose of or hold separate all or any portion of its Business or the Assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Purchaser’s ability to receive the anticipated benefits of the Transaction.

(e)     Bill of Sale. Seller shall have executed and delivered a Bill of Sale in the form attached hereto as Exhibit A and all additional transfer documents required to validly assign the Intellectual Property of Seller to Purchaser in recordable form, including without limitation, any domain name assignment, trademark assignment, copyright assignment, as applicable.

(f)     Corporate Proceedings Satisfactory. All corporate and other proceedings to be taken by Seller in connection with the Transaction contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel will have received all such counterpart originals or certified or other copies of such documents and other closing documents as they reasonably may request.

(g)     Seller Certificate. Purchaser shall have received a certificate signed by the Secretary of Seller which shall (i) certify the names of the officers or directors of Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Seller or any of its officers or directors, together with the true signatures of such officers or directors, (ii) attach a copy of the Seller Charter Documents, (iii) certify a copy of the resolutions of the Board of Directors of Seller evidencing the adoption of the approval of this Agreement and the other matters contemplated hereby, and (iv) attach a certificate of good standing for Seller from each jurisdiction where Seller has been formed or is doing business, certified by the appropriate authorities from such jurisdictions.

(h)     FIRPTA. Seller shall have delivered to Purchaser a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Purchaser and any state Tax clearance certificates required to relieve Seller of any withholding obligation relating to foreign ownership of U.S. real property interests.

(i)     Assignment and Assumption Agreement. Seller shall have executed and delivered an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”).

(j)     Third Party Consents. All consents, Permits and approvals which may be required in connection with the performance of Seller’s obligations under this Agreement, or the continuation of any of the Seller Material Contracts after the Closing shall have been obtained from the third parties.

(k)    Indebtedness; Lien Terminations. Seller shall have delivered to Purchaser the evidence of the release of the liens on all or any portion of the Purchased Assets, satisfactory to the Purchaser.

6.3.     Conditions of Obligation of Seller. The obligation of Seller to effect the Transaction is subject to the satisfaction of the following conditions unless waived by Seller:

(a)     Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Closing, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Seller and/or (iii) for representations and warranties specifically limited to an earlier date(s) (in which case such representations and warranties shall be true and correct as of such date). Seller will have received a certificate signed by the president of Purchaser to such effect on the Closing Date.

(b)    Performance of Obligations of Purchaser. Purchaser will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Seller will have received a certificate signed by the president of Purchaser to such effect on the Closing Date.

(c)     No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect that has not been disclosed on the Purchaser Disclosure Schedules shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has had or resulted in or could be expected to become or result in a Material Adverse Effect on Purchaser, and Seller will have received from a certificate signed by the president of Purchaser to such effect on the Closing Date.

(d)     Delivery of Consideration. On the Closing Date, Purchaser shall have paid the Cash Consideration in accordance with Section 1.3.

(e)     Assignment and Assumption Agreement. Purchaser shall have executed and delivered an Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

(f)      Purchaser Supporting Documents. Purchaser shall have delivered to Seller a certificate (i) of the Secretary of State of the State of Delaware dated on or around the Closing Date, certifying as to the corporate legal existence and good standing of Purchaser, and (ii) of the Assistant Secretary of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser: (1) that attached thereto is a true and complete copy of the Certificate of Incorporation of Purchaser, certified by the Secretary of State of the State of Delaware; (2) that attached thereto is a true and complete copy of the By-Laws of Purchaser as in effect on the date of such certification; (3) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of the Agreement and the consummation of the Transaction; and (4) to the incumbency and specimen signature of each officer of Purchaser executing on behalf of Purchaser this Agreement and the other agreements related hereto.

ARTICLE VII

FEES AND EXPENSES

All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Transaction is consummated.

ARTICLE VIII

INDEMNIFICATION

8.1.     Seller Indemnification. Subject to the limitations set forth in Section 8.4 below, Seller and Elisha Gilboa agree, jointly and severally, to indemnify and hold harmless Purchaser and its officers, directors, agents and employees (“Purchaser Indemnified Parties”) to the fullest extent lawful, from and against any and all actions, suits, claims, counterclaims, proceedings, costs, losses, liabilities, obligations, demands, damages, judgments, amounts paid in settlement and reasonable expenses, including, without limitation, reasonable attorneys’ fees and disbursements (hereinafter collectively referred to as a “Claim,” “Loss” or “Losses”) suffered or incurred by Purchaser to the extent relating to or arising out of:

(a)     any inaccuracy in or breach, violation or nonobservance of the representations or warranties, made by Seller herein or in the Transaction Documents or failure of any certificate, document or instrument delivered by or on behalf of Seller pursuant hereto or in connection herewith to be true and correct as of the Closing, provided however, that for purposes of determining whether such a breach has occurred and the amount of any Losses resulting therefrom, any reference to materiality, knowledge, or similar language shall be disregarded;

(b)     any breach or failure by Seller to perform any of the covenants or agreements of Seller contained in this Agreement or in the Transaction Documents or failure of any certificate, document or instrument delivered by or on behalf of Seller pursuant hereto or in connection herewith to be true and correct as of the Closing;

(c)     any acts or omissions of Seller relating to the operations, ownership, condition or conduct of the Purchased Assets and the Business prior to the Closing;

(d)     any Excluded Asset or Retained Liability;

(e)     any liabilities arising prior to the Closing relating to the employees or independent contractors of Seller, including the classification thereof;

(f)     any claim by any Person for a brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with Seller (or any Person acting on Seller’s behalf) in connection with the transactions contemplated by this Agreement.

8.2.     Purchaser Indemnification. Subject to the limitations set forth in Section 8.4 below, Purchaser agrees to indemnify and hold harmless Seller and its officers, directors, agents and employees to the fullest extent lawful, from and against any and all Claims or Losses suffered or incurred by Seller to the extent relating to or arising out of (i) any inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by Purchaser herein or in the Transaction Documents or failure of any certificate, document or instrument delivered by or on behalf of Purchaser pursuant hereto or in connection herewith to be true and correct as of the Closing and (ii) any liabilities or obligations with respect to the Assumed Liabilities.

8.3.     Third Party Claims. In the event that a Party (the “Indemnitee”) desires to make a claim against another Party (the “Indemnitor”) pursuant to Section 8.1 or Section 8.2 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnitee by any third party for which the Indemnitee may seek indemnification hereunder (a “Third Party Claim”), the Indemnitee shall promptly notify, in writing, the Indemnitor of such Third Party Claim and of the Indemnitee’s claim of indemnification with respect thereto. The Indemnitor shall have thirty (30) days after receipt of such notice to notify the Indemnitee if he/she or it has elected to assume the defense of such Third Party Claim. If the Indemnitor elects to assume the defense of such Third Party Claim, the Indemnitor shall be entitled at his/her or its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of his/her or its own choosing; provided, however, that the Indemnitee may participate in the defense of such Third Party Claim with his/her or its own counsel at his/her or its own expense and the Indemnitor may not settle any Third Party Claim without the Indemnitee’s consent, which shall not be unreasonably withheld. If the Indemnitor fails to notify the Indemnitee within thirty (30) days after receipt of the Indemnitee’s written notice of a Third Party Claim, the Indemnitee shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnitor; provided, however, that the Indemnitee may not settle any Third Party Claim without the Indemnitor’s consent, which shall not be unreasonably withheld.

8.4.     Limitations of Liability.

(a)     Seller and Purchaser shall have no liability with respect to the matters described in Sections 8.1 and 8.2, respectively, for any Claim or Loss until the total of all Claims or Losses exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), at which point Seller or Purchaser, as the case may be, shall be obligated to indemnify the other Party from and against all such Claims or Losses in excess of the Basket; provided, however, that these limitations shall not apply to any Claims or Losses incurred by Purchaser as a result of or with respect to (i) any accounts payable of Seller that are not Assumed Liabilities identified on Schedule 1.5A, or (ii) any breach of the representations contained in Sections 2.1 (Organization and Corporate Power), 2.2 (Authorization), 2.11 (Taxes), 2.13 (Assets) and 2.14 (Intellectual Property). Notwithstanding anything contained in this Agreement to the contrary, except for the representations set forth in Sections 2.1 (Organization and Corporate Power), Section 2.2 (Authorization), 2.11 (Taxes), 2.13 (Assets), and Section 2.14 (Intellectual Property), which shall be uncapped, the other indemnity obligations of Seller on the one hand and Purchaser, on the other hand, under this Agreement shall not exceed the Purchase Price.

(b)     In any situation in which an indemnification payment or expense reimbursement is due from Seller hereunder, Purchaser shall seek to satisfy such obligation, in whole or in part, from the Escrow Amount. In any situation in which an indemnification payment is due from Purchaser hereunder, Seller shall seek to satisfy such obligation by acceptance of a cash payment by Purchaser equal to the fair value of the Claim or Loss.

(c)     No action or claim for Losses pursuant to this Article VIII shall be brought or asserted after the relevant date of survival referred to in Article IX hereof (the “Representation Expiration Date”). The amount of any Claims or Losses suffered by an Indemnitee shall be reduced by any tax benefit that has been realized or that is certain to be realized, and any insurance benefits or claims against third parties which are actually received by such Party in respect of or as a result of such Claims or Losses, or the facts or circumstances relating thereto. If any Losses for which indemnification is made hereunder are subsequently reduced by any tax benefit or insurance payment, the value of such tax benefit or other benefit or the amount of such payment or other recovery shall be remitted to the Indemnitor.

(d)     Notwithstanding anything in this Agreement to the contrary, except as specifically set forth below in this Section 8.4(d) or attributable to fraud, Purchaser’s sole recourse to Seller for any Claims or Losses under this Article 8 shall be solely against the Purchaser Stock and any Cash Consideration that has not already been paid by Purchaser to Seller and such ability of Purchaser to collect from such Purchaser Stock shall expire immediately upon the termination of the restrictions on the Purchaser Stock pursuant to Section 5.6(a) above. The preceding limitation on Purchaser shall not apply to any Claims or Losses related to a breach of a representation set forth in Section 2.2 (Authorization) if any shareholder of Seller has brought any claim against Seller challenging Seller’s authorization of this Transaction prior to one-hundred (120) days after the Closing date.

(e)     Purchaser and Seller acknowledge and agree that, except as to Claims or Losses attributable to fraud, their sole remedy against the other for any matter arising out of a breach, violation or nonobservance of any representation, warranty, covenant or other agreement contained in this Agreement is set forth in this Article VIII, and that except to the extent a Party has asserted a claim for indemnification prior to the Representation Expiration Date, neither Party shall have any remedy against the other Party for any breach, violation or nonobservance of a representation, warranty, covenant or other agreement made by such other Party in this Agreement. The Parties acknowledge that this Section 8.4 has been negotiated fully by the Parties and that neither Party would have entered into this Agreement but for the inclusion of this Section 8.4.

8.5.     Expenses; Reimbursement. Subject to the limitations set forth in Section 8.4 above, an Indemnitor hereunder promptly shall reimburse the Indemnitee for all Losses constituting reasonable expenses (including reasonable attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any third-party action, suit, claim or proceeding (including any inquiry or investigation) for which indemnity is available under either Section 8.1 or Section 8.2, as applicable.

8.6.     Notice. Each Party shall provide written notice to the other of any claim with respect to which it seeks indemnification promptly after the discovery of any matters giving rise to a claim for indemnification; provided, however, that the failure of such Party to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Article VIII, except if and to the extent that the Indemnitor has been materially prejudiced thereby. For purposes of this Article VIII it shall be deemed that Indemnitor has been materially prejudiced if Indemnitor was denied a reasonable opportunity to have such claim settled, released or extinguished if it had received such required notice.

8.7.     Survival. Subject to the provisions and limitations set forth in Section 8.4(d) and in Article IX below, the obligations of Purchaser and Seller under this Article VIII shall survive and continue in effect following the Closing until all Claims or Losses are resolved.

ARTICLE IX

SURVIVAL

Except as provided herein, all representations, warranties, covenants and other agreements of the parties contained herein shall survive the execution and delivery of this Agreement and continue in effect following the Closing for a period commencing on the Closing Date and ending on the date that is twenty-four (24) months after the Closing Date. Notwithstanding the preceding sentence, the representations set forth in Section 2.11 (Taxes) shall survive until the expiration of the applicable statute of limitations, the representations set forth in Section 2.14 (Intellectual Property) shall survive for a period commencing on the Closing date and ending on a date that is twenty (24) months after the Closing Date and the representations set forth in Sections 2.1 (Organization and Corporate Power), 2.2 (Authorization) and 2.13 (Assets) will survive for a period commencing on the Closing date and ending on a date that is twenty (24) months after the Closing Date.

ARTICLE X

MISCELLANEOUS

10.1.   Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective heirs, successors and assigns of the Parties hereto. Except as may be required to be disclosed by order of a court or otherwise required by law, the parties agree to maintain in confidence the terms of this Agreement, except that the parties hereto may disclose such terms to its accountants, lawyers, bankers and advisors in the ordinary course. Except as otherwise specifically provided herein, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, successors and assigns. Notwithstanding anything to the contrary set forth herein, the members of Seller are not intended third party beneficiaries of any of Seller’s representations and warranties contained in this Agreement.

10.2.   Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by electronic medium with receipt confirmed, or sent by Federal Express or other overnight courier service providing proof of delivery, to Purchaser or Seller, at the addresses set forth below or to such other address for any such Party as may be furnished in writing to the other Party hereto:

Purchaser:	Roger Kahn, President & CEO Bridgeline Digital, Inc. 80 Blanchard Road Burlington, MA 01803

With copy to:	Joseph C. Marrow, Esq. Morse, Barnes-Brown & Pendleton, P.C. 230 Third Avenue, 4th Floor Waltham, MA 02451 Fax No.: 781-622-5933

Seller:	Elisha Gilboa SeeVolution, Inc. Celebros, Inc. 28720 Roadside Drive, Suite 198 Augora Hills, California 91301

With copy to:	Law Office of Jeffrey Maller, PC 4221 Wilshire Blvd., Suite 355 Los Angeles, CA, 90010 Attn: Jeffrey Maller, Esq.

10.3.   Severability. All agreements and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, then this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

10.4.   Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via fax or via e-mail delivery of a “.pdf” format data file, with the intention that they shall have the same effect as an original counterpart hereof.

10.5.   Effect of Headings/Gender References. The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof. The use of any gender in the Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

10.6.   Governing Law/Forum. This Agreement shall be deemed a contract made under the laws of Delaware and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the transactions contemplated hereby, shall be brought against any of the parties and brought and heard before a mutually agreed to single arbitrator whom is a member of at least one of these associations; Arbitration Association, the National Arbitration Forum or the International Council for Commercial Arbitration, depending on the type of dispute.

10.7.   Arbitration; Reasoned Award. The Parties agree that the arbitration will be a “reasoned award”, meaning: (a) the award will be in writing, dated, and signed by the arbitrator; (b) the writing will include a list of briefs and or exhibits considered, the testimony and evidence presented at the hearing; (c) the award should identify each issue necessary to the decision, state the arbitrators determination of each issue, and provide the reason(s) for the arbitrator’s resolution of each issue; (d) the award may include a statement or outline of the operative facts (to the extent any factual finding presents a significant reason for the arbitrator’s resolution of a contested issue, however, the finding shall be included in the award; and (e) the award may also include conclusions of law.

10.8.   Attorney’s Fees. In the case of any dispute under this Agreement resolved pursuant to Section 10.6, the prevailing Party, defined as the Party whom an arbitrator finds substantially in favor of, shall be entitled to recover reasonable attorney’s fees, arbitration costs (filing fee and travel), interest, if applicable, and all other costs associated with bringing the action. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world.

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Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date written above.

BRIDGELINE DIGITAL, INC.

By:	/s/ Roger Kahn
Name: Roger Kahn
Title: President and Chief Executive Officer

SEEVOLUTION, INC.

By:	/s/ Joseph Shemesh
Name: Joseph Shemesh
Title: President and Chief Executive Officer

CELEBROS, INC.

By:	/s/ Joseph Shemesh
Name: Joseph Shemesh
Title: President and Chief Executive Officer

ELISHA GILBOA

By:	/s/ Elisha Gilboa
Name: Elisha Gilboa, signing in the capacity as Shareholder of Seller

Schedules and Exhibits to Asset Purchase Agreement

by and among

Bridgeline Digital, Inc.,

and

Seevolution Inc.

Schedule 1.1 – Assets

(a)     the Customers listed on Schedule 1.1(a), attached hereto and incorporated herein;

(b)     all Pre-Acquisition Licensed Software relating to the Customers, as further described on Schedule 1.1(b), attached hereto and incorporated herein;

(c)     all contracts (“Contracts”) relating to the Customers, as further described on Schedule 1.1(c), attached hereto and incorporated herein;

(d)     all licenses (“Licenses”) relating to the Customers, as further described on Schedule 1.1(d), attached hereto and incorporated herein; and

(e)     all Intellectual Property developed under the Pre-Acquisition Licensed Software, the Contracts and the Licenses that is owned by Seller; and

(f)     all of Seller’s right, title and interest in and to all trade secrets, common law rights, privileges, franchises, memberships, confidential or proprietary information, technology, laboratory notebooks, drawings, engineering specifications, ideas, methods, know-how, techniques, research, software, computer programs, source code, source code repository, debugging scripts, and any software or hardware used to maintain, build, or operate the Pre-Acquisition Licensed Software product designs, plans, discoveries, improvements or developments, whether patentable or not patentable (including all licenses with respect thereto), of or relating to the Pre-Acquisition Licensed Software; and

(g)     Seller is entitled to only those Accounts Receivable, related to services performed, up to February 28, 2019;

(h)     Seller will collect and remit to Purchaser for services performed after March 1, 2019, but not less than monthly;

(i)     all prepaid expenses and other assets related to performing services for customers; and

(j)     Backlog of work orders, Statements of Work evidenced by signed contracts.

Schedule 1.2 – Excluded Assets

All of Seller’s bank accounts (and amounts held therein); and

All of Seller’s books and records including but not limited to all corporate and tax records. and excluding those identified in Schedule 1.1(a); and

All of Seller’s fixed assets: furniture, computers, equipment, etc.

Accounts Receivable of Seller as of the Closing Date.

Schedule 1.4 – Purchase Price Allocation

To be completed post-Closing by Agreement of the parties in accordance with Section 1.4 of the Agreement.

Schedule 1.5A – Assumed Liabilities

All obligations of Seller to perform services after the Closing Date for which Seller’s customers have prepaid for such services.

Seller has agreed to pay amounts now due on the Azure hosting agreement. Thereafter Purchaser has agreed (approximately $12,000 per month) to assume the remainder of the Azure hosting agreement until the end of the contract in December 2019.

Purchaser agrees to pay the monthly expenses associated with the attached list of service providers until such time as Purchaser cancels or transfers such services to its own accounts. To the extent that Seller is obligated to pay for such services (or actually pays for such services), Purchaser shall upon delivery of evidence to such obligation to Purchaser, shall at Seller’s request, either pay such amount directly to service provider or pay to Seller.

Schedule 1.5B – Excluded Liabilities

1.	All cash receipts collected prior to Closing by Seller for services to be provided by the post-Closing other than the deferred revenue.

2.	Accrued wages (including accrued paid time off) for current or former employees of Seller.

3.	Accrued employer payroll taxes, if applicable, with respect to current or former employees of Seller.

4.	Accrued bonuses due to any current or former employee of Seller.

5.	Severance payments due to any current or former employee of Seller.

6.	Accrued or unpaid employee expense reports with respect to any former or current employee of Seller.

7.	Accounts Payable and accrued expenses.

8.	Any liability for any Taxes of Seller relating to the Assets for periods prior to the Closing Date.

9.

All claims, judgments, demands and rights of third parties against Seller relating to the Business, including without limitation (i) any rights or claims against Seller for infringement, misappropriation, misuse or unauthorized use of intellectual property and (ii) all rights under or pursuant to warranties, representations, guaranties and services contracts made by Seller with third parties in connection with products or services sold by Seller in connection with its Business..

Seller Disclosure Schedules

Exhibit A. Bill of Sale

BILL OF SALE

Seevolution, Inc a Delaware corporation, (“Seevolution”), Celebros, Inc., a Delaware corporation and Elisha Gilboa, an individual and shareholder (“Celebros”, “Elisha Gilboa” collectively with Seevolution, (“Seller”), for good and valuable consideration paid to it by or on behalf of Bridgeline Digital, Inc. a Delaware corporation (“Buyer”), pursuant to that certain Asset Purchase Agreement dated as of February 13, 2019 (the “Asset Purchase Agreement”) by and among the Buyer, Seller, and the person(s) executing the Agreement as a Stockholder(s), does hereby sell, convey, transfer, assign and deliver to Buyer, its successors and assigns, to have and to hold forever, all of the Assets (as defined in the Asset Purchase Agreement).

The terms of the Asset Purchase Agreement, including but not limited to the parties’ representations, warranties, covenants, agreements and indemnities relating to the Assets are incorporated herein by this reference. The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

This Bill of Sale is delivered pursuant to, on the terms and subject to the conditions set forth in the Asset Purchase Agreement. Nothing contained herein shall be deemed to alter, modify, expand or diminish the terms and provisions of the Purchase Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed on this 13 day of February, 2019.

BUYER:

BRIDGELINE DIGITAL, INC.

By: /s/ Roger Kahn

Name: Roger Kahn

Title: President and Chief Executive Officer

SELLER:

SEEVOLUTION, INC.

By: /s/ Joseph Shemesh

Name: Joseph Shemesh

Title: President and Chief Executive Officer

CELEBROS, INC.

By: /s/ Joseph Shemesh

Name: Joseph Shemesh

Title: President and Chief Executive Officer

ELISHA GILBOA

By: /s/ Elisha Gilboa

Name: Elisha Gilboa, signing in the capacity as Shareholder of Seller

Exhibit B. Assignment and Assumption Agreement

Instrument of Assignment and Assumption

This Instrument of Assignment and Assumption is made and entered into February 13, 2019, by and between Seevolution, Inc a Delaware corporation, (“Seevolution”), Celebros, Inc., a Delaware corporation and Elisha Gilboa, an individual (“Celebros”, “Elisha Gilboa” and collectively with Seevolution, a Delaware corporation (“Assignor”), and Bridgeline Digital, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of February 13, 2019 (the “Asset Purchase Agreement”), pursuant to which Assignee has purchased substantially all of the assets of Assignor; and

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, all as set forth therein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.      Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Asset Purchase Agreement.

2.      Assignment and Assumption. Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor's right, title, benefit, privileges and interest in and to each of the Assets, and all of Assignor's burdens, obligations and liabilities in connection with, each of the Assumed Liabilities. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing in connection with the Assumed Liabilities. Assignee assumes no Excluded Liabilities, and the parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility of Assignor.

3.     Terms of the Purchase Agreement. The terms of the Asset Purchase Agreement, including but not limited to the parties’ representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities, are incorporated herein by this reference. The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.     Further Actions. Each of the parties hereto covenants and agrees to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Instrument of Assignment and Assumption.

ASSIGNEE:

BRIDGELINE DIGITAL, INC.

By: /s/ Roger Kahn

Name: Roger Kahn

Title: President and Chief Executive Officer

ASSIGNOR:

SEEVOLUTION, INC.

By: /s/ Joseph Shemesh

Name: Joseph Shemesh

Title: President and Chief Executive Officer

CELEBROS, INC.

By: /s/ Joseph Shemesh

Name: Joseph Shemesh

Title: President and Chief Executive Officer

ELISHA GILBOA

By: /s/ Elisha Gilboa

Name: Elisha Gilboa, signing in the capacity as Shareholder of Seller

Exhibit C. Deferred Revenue (see attached)